TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY EXERCISE OF OPTION ON OVERHAUL OF USS INGRAHAM (FFG-61)

VIA FACSIMILE CONTACT: HILARY PICKEREL

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...April 28, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $3.1 million modification to previously awarded contract N00024-00-C-8514. This modification represents the exercise of an option for pier side maintenance, repairs and alterations of various ships systems and equipment throughout the USS Ingraham ("Ingraham"). Work will be performed at Naval Station Everett commencing June 14, 2006 and is expected to be completed August 16, 2006.

The overhaul of the Ingraham will be performed pursuant to the Company's Combatant Maintenance Team ("CMT") contract with the Navy for the repair and maintenance of surface combatant class vessels (frigates and destroyers) stationed in the Puget Sound area. The Navy initially awarded a five year, cost-type contract to Todd Pacific in 2000 and issued a modification adding an additional five years to the contract in 2005.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.